Exhibit 21.1

LIST OF SUBSIDIARIES OF ARC GROUP WORLDWIDE, INC.

As of June 30, 2018

Legal Entity	State or Country of Incorporation or Organization

FloMet LLC	Delaware
ARC Colorado, Inc. (“ARCC”) (formerly known as Advanced Forming Technology, Inc.)	Colorado
AFT-Hungary Kft.	Hungary
ARC Metal Stamping, LLC	Delaware
3D Material Technologies, LLC	Delaware
ARCC (facility formerly operated through Thixoforming LLC merged into ARCC in June 2018)	Colorado
ARCC (facility formerly operated by Advance Tooling Concepts, LLC, merged into ARCC in June 2018)	Colorado
Quadrant Metals Technologies LLC	Delaware